Exhibit 99.4

April 5, 2022

BELITE BIO, INC

5820 Oberlin Drive, Suite 101

San Diego, CA 92121

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of BELITE BIO, INC (the “Company”), effective immediately upon the effectiveness of the Company’s registration statement on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission.

Sincerely yours,

/s/Ita Lu
Name: Ita Lu